EXHIBIT 10.6

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (“Agreement”), made on this 1st day of October, 2009, by and between Whispering Oaks International, Inc. d/b/a/ BioCurex (“Company”), and Dr. Ricardo Moro (“Employee”).

RECITALS:

          A.          Employee has been a valued employee of the Company since April 2001.

          B.          The Company possesses and will possess technology, which may benefit significantly from the knowledge and skills of the Employee.

          C.          The Company desires to continue Employee’s employment with the Company as President and Chief Executive Officer under the terms stated in this agreement.

AGREEMENT:

          NOW, THEREFORE, in consideration of the mutual benefits contained herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

          1.          Employment Term. The term of employment (“Term”) shall commence on the date written above and shall continue until December 31, 2013 (the “Final Date”), unless sooner terminated in accordance with Section 12.

          2.          Duties. Employee shall be responsible to perform such duties as assigned to him from time to time by the Board of Directors of the Company (“Board”). Employee shall devote his best efforts to the service of the Company throughout the Term. Employee shall devote at his entire business time to the affairs of the Company provided that Employee may devote such time as is required to manage the affairs of Pacific BioScience Research Centre, Inc. (“PBRC”). Employee and Company acknowledge and agree that (i) Employee may hold certain offices within certain entities as set forth on Exhibit A to this Agreement, (ii) Employee’s devotion of reasonable amounts of time in such capacities, so long as it does not interfere with his performance of services hereunder, shall not conflict with the terms of this Agreement and (iii) Exhibit A may be amended from time to time by agreement of the parties.

          3.          Compensation.

                        During the Term the Company shall compensate Employee at an initial annual compensation of $250,000 (the “Base Compensation”). The Company and Employee acknowledge that Employee is also employed as the President of PBRC and that pursuant to a services agreement by and between the Company and PBRC dated as of October 1, 2009 (the “Services Agreement”), PBRC is providing certain services to the Company, for which the Company is compensating PBRC on the basis of cost plus a Cost Adjustment (as defined therein). The Company shall be given a credit against the Base Compensation payable to the Employee in an amount equal to the amount of the aggregate Cost Adjustment paid to PBRC. On the 25th day following the end of each calendar quarter, beginning with the quarter ended

December 31, 2009, if the Company has not paid to PBRC as the Cost Adjustment an amount for such calendar quarter in the aggregate of at least $62,500 the amount of such deficiency shall be paid to Employee. All such compensation shall be payable in accordance with Company’s payroll practices in effect from time to time, and less amounts required to be withheld under applicable law and requested to be withheld by Employee. Employee’s Base compensation shall be subject to review on an annual basis. The Company may, but shall not be required to, pay bonus compensation to Employee. In determining the amount of any bonus to be paid to the Employee, consideration will be given to the amount of compensation the Employee receives from PBRC. Except as otherwise provided in this Agreement, the Base Compensation shall be prorated for any period of service less than a full month.

          4.          Expenses. The Company will reimburse Employee for all expenses reasonably incurred by him in discharging his duties for the Company, conditioned upon Employee’s submission of written documentation in support of claimed reimbursement of such expenses, and consistent with the Company’s expense reimbursement policies in effect from time to time.

          5.          Benefits. Subject to eligibility requirements, Employee shall be entitled to participate in such benefit plans and programs as adopted by the Company from time to time.

          6.          Confidentiality.

                       (a)          In the course of his employment with the Company, it is anticipated that Employee may acquire knowledge (both orally and in writing) regarding confidential affairs of the Company and confidential or proprietary information including: (i) matters of a technical nature, such as know-how, inventions, processes, products, designs, chemicals, compounds, materials, drawings, concepts, formulas, trade secrets, secret processes or machines, inventions or research projects: (ii), markets, sales, suppliers, customers, plans for future development, plans for future products, marketing plans or strategies; and (iii) other information of a similar nature which is not generally disclosed by the Company to the public, referred to collectively hereafter as “Confidential Information.” “Confidential Information” shall not include information generally available to the public. Employee agrees that during the term of this Agreement and thereafter, he (1) will keep secret and retain in the strictest confidence all Confidential Information, (2) not disclose Confidential Information to anyone except employees of the Company authorized to received it and third parties to whom such disclosure is specifically authorized, and (3) not use any Confidential Information for any purpose other than performance of services under this Agreement without prior written permission from the Company.

                       (b)          If Employee is served with any subpoena or other compulsory judicial or administrative process calling for production or disclosure of Confidential Information or if Employee is otherwise required by law or regulation to disclose Confidential Information, Employee will immediately, and prior to production or disclosure, notify the Company and provide it with such information as may be necessary in order that the Company may take such action as it deems necessary to protect its interest.

                       (c)          The provisions of this paragraph 6 shall survive termination of this Agreement.

                       (d)          Notwithstanding anything contained hereinto the contrary, if PBRC becomes a licensee of any of the Company’s technology, Employee may use the Confidential Information in connection with any services Employee may provide to PBRC and disclose any Confidential Information to any sublicense of PBS, provided the sublicensee agrees to be bound by this Section 6.

          7.          Non-Competition.

                       (a)          Employee agrees that during the Term and for a period of two (2) years following termination of employment with the Company for any reason, he will not directly or indirectly engage in any activity directed toward the development, sale or marketing of any cancer markers for screening, diagnostic, or follow-up purposes.

                       (b)          Employee agrees that during the Term and for a period of two (2) years following termination of employment with the Company for any reason, he will not directly or indirectly engage in any activity as defined in any patents or patent applications filed or Contemplated at any time during the Term. Patents or patent applications “Contemplated” are those included, recorded or discussed in the notebooks of researchers employed by or performing services on behalf of the Company.

                       (c)          For a period of two (2) years following termination of employment with the Company for any reason, except with the express written consent of the Company, Employee agrees to refrain from directly or indirectly recruiting, hiring or assisting anyone else to hire, or otherwise counseling to discontinue employment with the Company, any person then employed by the Company or its subsidiaries or affiliates.

                       (d)          The provision of this paragraph 7 shall survive termination of this Agreement and the term of employment.

                       (e)          Notwithstanding the above:

               (i)          this Section will no longer apply if this Agreement is terminated pursuant to Section 12(b) or the Employee voluntarily terminates his employment for Good Reason, as that term is defined in Section 13(f);

(ii) this Section will no longer apply if the Services Agreement between the Company and PBS is terminated pursuant to Sections 3.3 or 3.4 of the Services Agreement;

(iii) if PBS is a licensee of the Company, and granting Employee acting as an employee will not constitute a violation of this Section 7.

          8.          Covered Work.

                       (a)          All rights, title and interest to any Covered Work that Employee makes or conceives (whether alone or with others) while consulting for the Company, belong to the Company. This Agreement operates as an actual assignment of all rights in Covered Work to the Company. “Covered Work” means products and Inventions that relate to the actual or anticipated business of the Company or any of its subsidiaries or affiliates, or that result from or are suggested by a task assigned to Employee or work performed by Employee on behalf of the Company or any of its subsidiaries or affiliates, or that were developed in whole or in part on the Company time or using the Company’s equipment, supplies or facilities. “Inventions” mean ideas, improvements, designs, computer software, technologies, techniques, processes, products, chemicals, compounds, materials, concepts, drawings, authored works or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. Attached hereto as Exhibit B is a description of any product or Invention in which Employee had or has any right, title or interest, which is not included within the definition of “Covered Work.”

                       (b)          Employee shall promptly reveal all information relating to Covered Work and Confidential Information to an appropriate officer of the Company and shall cooperate with the Company, and execute such documents as may be necessary, in the event that the Company desires to seek copyright, patent or trademark protection thereafter relating to same.

                       (c)          In the event that the Company requests that Employee assist in efforts to defend any legal claims to patents or other right, the Company agrees to reimburse Employee for a reasonable expenses Employee may incur in connection with such assistance. This obligation to reimburse shall survive termination of this Agreement and the term of employment.

                       (d)          The provisions of this paragraph 8 shall survive termination of this Agreement and the term of employment.

          9.          Return of Inventions, Products and Documents. Employee acknowledges and agrees that all Inventions, all products of the Company and all originals and copies of records, reports, documents, lists, drawings, memoranda, notes, proposals, contracts and other documentation related to the business of the Company or containing any information described in this paragraph shall be the sole and exclusive property of the Company and shall be returned to the Company immediately upon termination of Employee’s employment with the Company or upon the written request of the Company.

         10.          Injunction. Employee agrees that it would be difficult to measure damages to the Company from any breach by Employee of paragraph 6, 7, 8 and/or 9 of this Agreement, and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach paragraph 6, 7, 8 and/or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach without showing or proving any actual damage sustained by the Company.

         11.          Obligations to Others. Employee represents and warrants to the Company that (i) Employee’s employment by the Company does not violate any agreement with any prior employer or other person or entity, and (ii) Employee is not subject to any existing confidentiality or non-competition agreement or obligation, or any agreement relating to the assignment of Inventions, except as has been set forth on Exhibit C attached hereto.

          12.          Termination.

                         (a)          Employee may voluntarily terminate his employment with the Company upon giving the Company sixty (60) days written notice.

                         (b)          The Company may terminate Employee’s employment without Cause (as defined below) upon giving Employee thirty (30) days written notice of termination.

                         (c)          Employee’s employment with the Company shall terminate upon the occurrence of any one of the following:

(i) Employee’s death;

                              (ii)          The effective date of a notice sent to Employee stating the Board’s determination made in good faith and after employment with a qualified physician selected by the Board, that Employee is incapable of performing his duties under this Agreement, with or without reasonable accommodation, because of a physical or mental incapacity that has prevented Employee from performing such duties for a period of ninety (90) consecutive calendar days and the determination that such incapacity is likely to continue for at least another ninety (90) such days; and

(iii) The effective date of a notice sent to Employee terminating Employee’s employment for Cause.

                         (d)          “Cause” means the occurrence of one or more of the following events:

                              (i)          Employee’s willful and repeated failure or refusal to comply in any material respect with the reasonable lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Employee of such failure;

(ii) Employee breaches the provisions of Sections 6, 7 or 8 of this Agreement; or

                              (iii)          Employee engages in criminal conduct or engages in conduct with respect to the Company that is dishonest, fraudulent or materially detrimental to the reputation, character or standing of the Company.

          13.          Termination Compensation.

                         (a)          Upon Employee’s voluntary termination of employment (other than voluntary termination with Good Reason as defined below), termination of Employee’s employment for Cause, or automatic termination as provided in Section 12(e), the Company shall pay to Employee all compensation due to the date of termination, but shall have no further obligation to Employee hereunder in respect of any period following termination.

                         (b)          Upon the death of Employee, the Company shall pay to Employee’s estate or such other party who shall be legally entitled thereto, all compensation due at the date of death, and an additional amount equal to the Base Compensation from the date of death to the final day of the month following the month in which the death occurs.

                         (c)          Upon termination of Employee’s employment by the Company other than for Cause, or upon Employee’s voluntary termination of employment for Good Reason, the Company shall pay to Employee an amount equal to eighteen (18) months Base Compensation calculated with reference to Employee’s then current annual Base Compensation plus the average of the Employee’s last three annual bonuses times 1.5, which amount shall be due and payable in eighteen equal monthly installments beginning on the first day of the month following such termination. Employee will continue to receive all Employee benefits during the severance period. At any time after the occurrence of a Change in Control, in the case of termination of Employee’s employment by the Company other than for cause or in the case of Employee’s voluntary termination with Good Reason, the Company shall pay to Employee an amount equal to twenty-four (24) months Base Compensation calculated with reference to Employee’s then current Base Compensation plus the average of the Employee’s last three annual bonuses times 2.0, which amount shall be due and payable at termination. In either case described in this paragraph (c), Employee will continue to receive all Employee benefits during the severance period.

                         (d)          If at least 60 days prior to the Final Date, the Company has not offered in writing to renew or extend this Employment Agreement for a period of at least three years on terms substantially identical to the terms of this Agreement then in effect, the Company shall pay to Employee an amount equal to twelve (12) months Base Compensation calculated with reference to Employee’s then current Base Compensation plus the average of the Employee’s last three annual bonuses which amount shall be due and payable in twelve equal monthly installments beginning on January 1, 2014.

                         (e)          Amounts payable under this Section shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by Employee.

                         (f)          As used herein, “Good Reason” shall mean the termination by Employee upon the occurrence of any of the following events:

(i) The assignment of a different title or change that results in a material reduction in Employee’s duties or responsibilities;

                              (ii)          A reduction by the Company in Employee’s Base Salary, other than a salary reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting employees generally;

(iii) Relocation of Employee’s principal place of business (Vancouver, British Columbia) to greater than 30 miles from the Employee’s principal place of business or more than an average of four-days per month of required travel to Richmond BC;

                              (iv)          A significant reduction by the Company in total benefits available to Employee under cash incentive, stock incentive, or other benefit plans other than a reduction that is part of a general benefit reduction affecting employees generally.

                         (g)          Upon Termination of Employee’s employment by the Company other than for Cause, but not in the case of Employee’s voluntary termination of employment after a Change of Control, all outstanding options granted to Employee pursuant to the Company’s stock options plans, which vest within the severance period shown above shall continue to vest throughout the severance period. Further, all outstanding options granted to Employee pursuant to the Company’s stock option plans which have vested as of the effective date of termination, and which will vest through the severance period, will be exercisable at any date up to the end of the severance period. In the case of Employee’s voluntary termination of employment after a Change of Control, all outstanding options granted to Employee pursuant to the Company’s Stock Option Plans shall be immediately fully vested.

                         (h)          As used herein, “Change of Control” means the occurrence of any one of the following events: (i) any Person becomes the beneficial owner of fifty percent (50%) or more of the total number of voting shares of the Company; (ii) any Person (other than the Persons named as proxies solicited on behalf of the Board of Directors of the Company) holds revocable or irrevocable proxies representing fifty percent (50%) or more of the total number of voting shares of the Company; (iii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute at least a majority of the Board of Directors of the Company or any successor entity.

          14.          Notice. Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified or three business days after deposit with the United States Service, by registered or certified mail, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by notice to the other party given in the manner set forth in this Section.

          15.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

          16.          Modification. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and Employee.

          17.          No Waiver. The failure of any party here to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

          18.          Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

          19.          Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Employee, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Employee.

          20.          Governing Law; Arbitration. The formation, validity, construction and performance of this Agreement shall be governed by the laws of British Columbia, Canada. Any dispute, claim or controversy involving this Agreement shall be settled through binding arbitration in accordance with the National Arbitration Rules of the ADR Institute of Canada, Inc. in Vancouver, British Columbia. The judgment of the arbitrators will be final and binding on both parties and a judgment on the arbitration award may be entered by any court. The prevailing party in any dispute will be entitled to costs and reasonable attorney’s fees. Any party will be entitled to costs and reasonable attorneys’ fees in enforcing any arbitration award.

                         The Company and Employee agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

          21.          Attorneys’ Fees. In the event suit or action is instituted pursuant to Section 10 of this Agreement, the prevailing party in such proceeding, including any appeals thereon, shall be awarded reasonable attorneys’ fees and costs.

          22.          Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

          IN WITNESS WHEREOF, BioCurex, Inc. has caused this Agreement to be signed by its duly authorized representative, and Employee has hereunder set his name as of the date of this Agreement.

COMPANY:	BioCurex, Inc.

By: Dr. Ricardo Moro

EMPLOYEE:
Dr. Ricardo Moro

Exhibit A

List of Offices Held

•	President, Pacific Biosciences Research Centre, Inc.

•	Board of Director International Society of Oncology and Biomarkers -